UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 8, 2018

AVISTA CORPORATION
(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State of other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	509-489-0500
Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 8 – Other Events
Item 8.01 Other Events.
On May 8, 2018, Avista Corporation (Avista Corp. or the Company) and Hydro One Limited (Hydro One) announced that a settlement in principle with all parties in the Oregon merger proceeding has been reached. The parties intend to file the full settlement agreement with the Public Utility Commission of Oregon (OPUC) later in May. The settlement agreement is subject to review and approval by the OPUC.
The settlement in principle includes provisions related to financial protections for the utility and its customers, financial benefits through a rate credit for all Oregon customers and funding for low income customer conservation.
All of these items and other terms of the settlement agreement will be disclosed in detail when the settlement agreement is finalized and filed for approval by the OPUC.
In addition to Hydro One and Avista Corp, the parties to the merger proceeding in Oregon include the OPUC staff, Oregon Citizens’ Utility Board, Alliance of Western Energy Consumers and the Oregon and Southern Oregon District Council of Laborers.
Hydro One and Avista Corp. received the Federal Communications Commission’s consent on May 4, 2018 to close their merger and antitrust clearance on April 5, 2018 after the expiration of the waiting period under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The transaction received approval from the Federal Energy Regulatory Commission on January 16, 2018 and from Avista Corp. shareholders on November 21, 2017. Also required is clearance by the Committee on Foreign Investment in the United States as well as the satisfaction of other customary closing conditions. Hydro One and Avista Corp. continue to anticipate closing the transaction in the second half of 2018.
SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION
(Registrant)

Date:	May 10, 2018	/s/ Mark T. Thies
Mark T. Thies
Senior Vice President,
Chief Financial Officer, and Treasurer